Press Release

Intellect Neurosciences, Inc. Announces the Release of Audited Data for its Drug Candidate, OXIGON(TM), From a Single Dose Phase I Trial

Monday July 30, 2007
FOR IMMEDIATE RELEASE

Positive Safety Data from Phase Ia Trial for Intellect's Lead Drug Candidate

NEW YORK, July 30 /PRNewswire-FirstCall/ -- Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS - News) announced today that it has obtained validated data and an audited report describing the results of a Phase Ia human clinical trial on OXIGON(TM). Kendle, a global clinical research organization, conducted the trial at its Phase I Clinical Pharmacology Unit in The Netherlands under Ethics Committee approval in Utrecht. The trial was a double-blind, randomized, placebo-controlled, single-escalating dose clinical study in 54 elderly healthy volunteers. Intellect designed the trial to determine the safety, tolerability and pharmacokinetics of OXIGON(TM) with and without food interactions. The results of the trial showed no serious adverse effects in any of the subjects throughout the dose levels.

"This trial on 54 volunteer subjects was the first time in which humans were exposed to pharmacological doses of the drug. We are encouraged by the results showing no serious adverse effects in any of the subjects even at the highest tested single dose of 1.2 grams," commented Dr. Daniel Chain, Intellect's Chairman and Chief Executive Officer. "We have benefited enormously from Kendle's highly competent, knowledgeable and experienced team that has worked with us throughout design, initiation and completion of the trial," added Dr. Chain.

Dr. Paul E. Bendheim, Chairman of Intellect's Clinical Advisory Board, commented, "This initial safety data in humans is reassuring because we believe the drug has exciting potential for treating diseases such as Alzheimer's disease. The drug acts through unique modes of action that appear to target primary steps in a neurodegenerative molecular cascade that leads ultimately to learning and memory deficits in Alzheimer's patients."

About OXIGON(TM)
Intellect's lead drug candidate, OXIGON(TM), is a chemically synthesized form of a small, naturally occurring molecule that has unique anti- fibrillogenic, neuroprotectant and antioxidant properties. OXIGON(TM) can reduce accumulation of toxic soluble beta-amyloid peptides and inhibit plaque deposition. Simultaneously, it acts as a neuroprotectant, preventing neuronal damage from beta-amyloid-induced oxidative stress. Preclinical studies using transgenic mouse models have provided evidence that OXIGON(TM) has the potential to reduce brain amyloid burden and improve cognition in Alzheimer's disease. Additional studies have demonstrated the potential utility of OXIGON(TM) to treat indications and conditions such as Parkinson's, Huntingdon's and other diseases in which oxidative stress is a significant contributing factor.

Intellect is the exclusive licensee of patents related to the use of OXIGON(TM), which are owned jointly by New York University and the University of South Alabama. Patents have been granted in Europe, the United States and several other countries.

About Alzheimer's disease
Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 24 million people suffering from Alzheimer's disease in the major markets worldwide with the number projected to increase to 80 million by 2040 as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.
Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease. Recently, the Company successfully completed Phase I single dose and multiple dose clinical trials for OXIGON(TM), a unique antioxidant and anti-amyloid compound that is a potentially disease modifying drug for AD, Huntingdon's, Parkinson's and other indications. Data from a multiple dose Phase Ib clinical trial is expected to be available shortly.

The Company also has broad proprietary immunotherapy platforms for both passive and active immunization against Alzheimer's disease, which have generated patented drug candidates designed to overcome key safety issues. Major pharmaceutical companies have conducted early stage human trials of similar drug candidates with evidence of efficacy. Intellect's patent estate contains issued and pending claims covering major pharma products in Phase II clinical development.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza
President & Chief Financial Officer

7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300